Exhibit 99.1

FOR IMMEDIATE RELEASE
April 23, 2014

Contacts:     Melanie J. Dressel,
President and
Chief Executive Officer
(253) 305-1911

Clint E. Stein,
Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces First Quarter 2014 Earnings

Highlights

•
Net income of $19.8 million and diluted earnings per share of $0.37, net of a reduction in net income of $1.1 million, or $0.03 per diluted share, associated with acquisition-related expenses and FDIC acquired loan accounting.

•	New loan production of over $210 million during the quarter

•	Nonperforming assets to period end noncovered assets reduced to 0.75%, a decrease of 9 basis points from year-end

•	Solid core deposits at 96% of total deposits

TACOMA, Washington, April 23, 2014 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB (“Columbia”) said today upon the release of Columbia's first quarter 2014 earnings, “Our results for the quarter reflect continued strong loan production throughout our footprint. This is the second consecutive quarter with over $200 million in new loan originations. It is encouraging to see more of our loan production translating to net bottom line portfolio growth. In addition, our integration of West Coast is essentially complete. Due in part to the accelerated implementation of our cost savings measures, we are ahead of schedule for achieving the full benefit of our projected accretion to earnings during the first full year following the acquisition.”

Significant Influences on the Quarter Ended March 31, 2014
Balance Sheet
At March 31, 2014, Columbia's total assets were $7.24 billion, an increase of $75.5 million from December 31, 2013. Noncovered loans were $4.30 billion at March 31, 2014, up $77.6 million, or 2% from $4.22 billion at December 31, 2013. The increase in noncovered loans was driven by originations of over $210 million during the current quarter. Securities were $1.67 billion at March 31, 2014, a decrease of $25.0 million, or 1% from $1.70 billion at December 31, 2013.
Total deposits at March 31, 2014 were $6.04 billion, an increase of $84.9 million, or 1% from $5.96 billion at December 31, 2013. Core deposits comprised 96% of total deposits and were $5.77 billion at March 31, 2014.

Asset Quality
At March 31, 2014, nonperforming assets to noncovered assets were 0.75% or $52.3 million, down from 0.84%, or $57.9 million, at December 31, 2013. Nonaccrual loans increased $2.4 million during the first quarter driven by $8.4 million of new nonaccrual loans, partially offset by payments of $2.4 million, the return of $2.0 million of nonaccrual loans to accrual status, charge-offs of $1.4 million, and $244 thousand of loans transferred to other real estate owned ("OREO"). Noncovered OREO and other personal property owned ("OPPO") decreased by $8.0 million during the first quarter, primarily due to $7.3 million in sales and $929 thousand in write-downs, partially offset by the previously mentioned $244 thousand transferred from loans.

The following table sets forth, at the dates indicated, information regarding noncovered nonaccrual loans and total noncovered nonperforming assets:

	March 31, 2014	December 31, 2013
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$14,541	$12,609
Real estate:
One-to-four family residential	2,900	2,667
Commercial and multifamily residential	11,050	11,043
Total real estate	13,950	13,710
Real estate construction:
One-to-four family residential	3,026	3,705
Total real estate construction	3,026	3,705
Consumer	4,880	3,991
Total nonaccrual loans	36,397	34,015
Noncovered other real estate owned and other personal property owned	15,924	23,918
Total nonperforming noncovered assets	$52,321	$57,933
The following table provides an analysis of the Company's allowance for loan and lease losses ("ALLL") at the dates and the periods indicated:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Beginning balance	$52,280	$52,244
Charge-offs:
Commercial business	(233)	(1,314)
One-to-four family residential real estate	(207)	(116)
Commercial and multifamily residential real estate	(1,023)	(783)
One-to-four family residential real estate construction	—	(133)
Consumer	(727)	(171)
Total charge-offs	(2,190)	(2,517)
Recoveries:
Commercial business	490	113
One-to-four family residential real estate	28	—
Commercial and multifamily residential real estate	39	93
One-to-four family residential real estate construction	42	2,139
Consumer	253	47
Total recoveries	852	2,392
Net charge-offs	(1,338)	(125)
Recapture of provision for loan and lease losses	(500)	(1,000)
Ending balance	$50,442	$51,119

Columbia's allowance for loan losses to nonperforming, noncovered loans ratio was 139% at March 31, 2014, down from 154% at December 31, 2013 and down from 155% at March 31, 2013. The allowance for noncovered loan losses to period end loans was 1.17% at March 31, 2014 compared to 1.24% at December 31, 2013 and 1.95% at March 31, 2013. The decrease in the allowance percentage compared to March 31, 2013 reflected the inclusion of acquired loans in the ratio, for which only a small allowance was estimated at quarter-end given management's judgment that the remaining discount on the loans still significantly addresses the estimated credit losses in acquired loans. Excluding acquired loans, the allowance at March 31, 2014 represented 1.46% of noncovered loans, compared to 1.58% of noncovered loans at December 31, 2013. The decline reflects strong organic loan growth as well as continued improvement in the Company's asset quality metrics.
For the first quarter of 2014, Columbia had a recapture of provision of $500 thousand for noncovered loans. For the comparable quarter last year the company had a recapture of provision of $1.0 million.

Net Interest Margin ("NIM")
Columbia's net interest margin decreased to 4.85% for the first quarter of 2014, down from 5.03% for the fourth quarter of 2013. The 18 basis point decline in the net interest margin for the current quarter was primarily due to fewer accruing days in the current quarter, which negatively impacted the net interest margin by approximately 11 basis points. The remaining decrease can be attributed to the continuing low interest rate environment which negatively impacted yields on new floating rate loan originations priced off of Libor and other indices.
Compared to the first quarter of 2013, Columbia's net interest margin decreased 21 basis points. Approximately 10 basis points of the decrease was due to net premium amortization recorded during the current quarter stemming from the West Coast investment portfolio, which was acquired on April 1, 2013. The remaining decrease can be attributed to the continuing low interest rate environment.
Columbia's operating net interest margin(1) decreased to 4.19% for the first quarter of 2014, compared to 4.31% for the fourth quarter of 2013. The decrease was primarily due to fewer accruing days in the current quarter compared to the fourth quarter of 2013. The operating net interest margin was relatively flat compared to the first quarter of 2013, decreasing only 2 basis points from 4.21%.

The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin for the periods presented:

	Three Months Ended
	March 31, 2014	March 31, 2013
	(dollars in thousands)
Incremental accretion income due to:
FDIC acquired impaired loans	$6,489	$8,375
Other FDIC acquired loans	204	1,070
Other acquired loans	5,615	—
Incremental accretion income	$12,308	$9,445

Reported net interest margin	4.85%	5.06%
Operating net interest margin (1)	4.19%	4.21%
__________
(1) Operating net interest margin is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last page of this earnings release for the reconciliation of operating net interest margin to net interest margin.
Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia's FDIC acquired loan portfolios:

FDIC Acquired Loan Activity

	Three Months Ended
	March 31, 2014	March 31, 2013
	(in thousands)
Incremental accretion income on FDIC acquired impaired loans	$6,489	$8,375
Incremental accretion income on other FDIC acquired loans	204	1,070
Recapture (provision) for losses on covered loans	(2,422)	(980)
Change in FDIC loss-sharing asset	(4,819)	(10,483)
Claw back liability expense	(204)	(231)
Pre-tax earnings impact	$(752)	$(2,249)
The incremental accretion income on FDIC acquired impaired loans in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At March 31, 2014, the accretable yield on acquired impaired loans was $101.5 million. The accretable yield represents income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.

The $2.4 million net provision for losses on covered loans in the current period is substantially offset by an 80%, or $1.9 million, benefit to the change in the FDIC loss-sharing asset, resulting in a negative net pre-tax earnings impact of $484 thousand. The provision for losses on covered loans was primarily due to decreased expected future cash flows as remeasured during the current quarter when compared to the prior quarter's remeasurement.
The $4.8 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $6.5 million of amortization expense and approximately $305 thousand of expense related to covered other real estate owned, partially offset by the $1.9 million adjustment described above.
First Quarter 2014 Results

Net Interest Income
Net interest income for the first quarter of 2014 was $73.9 million, an increase of $20.4 million from $53.5 million for the same quarter in 2013. The increase over the prior year period is primarily due to the interest and accretion income recorded during the first quarter of 2014 related to the West Coast acquisition, which closed on April 1, 2013. Compared to the fourth quarter of 2013, net interest income decreased $3.3 million from $77.2 million due to fewer accruing days in the current quarter, which negatively impacted net interest income by approximately $1.6 million, as well as lower rates on loans and $1.0 million less accretion recognized on the acquired loan portfolios.
Noninterest Income
Total noninterest income was $14.0 million for the first quarter of 2014, compared to $1.7 million for the first quarter of 2013. The increase from the prior year period was due to a $5.3 million increase in service charges and other fees resulting from the increased customer base from the acquisition of West Coast. In addition, , the expense recorded for the change in FDIC loss-sharing asset was $5.7 million less in the current quarter compared to the first quarter of 2013. Compared to the prior quarter, noninterest income before change in loss-sharing asset decreased $1.4 million, primarily due to $1.0 million of noninterest income recorded in the fourth quarter of 2013 related to the integration of a West Coast operating platform.

The change in the FDIC loss-sharing asset is a significant component of noninterest income. The following table reflects the income statement components of the change in the FDIC loss-sharing asset for the three month periods indicated:

	Three Months Ended
	March 31,
	2014	2013
	(in thousands)
Adjustments reflected in income
Amortization, net	(6,452)	(9,779)
Loan impairment	1,938	784
Sale of other real estate	(756)	(1,346)
Write-downs of other real estate	516	52
Other	(65)	(194)
Change in FDIC loss-sharing asset	$(4,819)	$(10,483)
Noninterest Expense
Total noninterest expense for the first quarter of 2014 was $57.4 million, an increase of $19.3 million, or 51% from $38.0 million for the same quarter in 2013. The increase from the prior year period was primarily due to additional ongoing noninterest expense stemming from the growth resulting from the West Coast acquisition. In addition, acquisition-related expenses were $966 thousand for the current quarter compared to $723 thousand for the prior year period.
Compared to the fourth quarter of 2013, noninterest expense decreased $6.2 million. The decrease was primarily due to the decline in acquisition-related costs, which were $966 thousand for the current period, compared to $7.9 million for the fourth quarter of 2013.
Clint Stein, Columbia's Chief Financial Officer, commented, “We continue to show improvement in our controllable expenses and that is evident in our current period financial results. With the West Coast integration behind us, we believe we can gain further operating efficiencies which, despite ongoing upward expense pressure, should allow us to make additional progress towards lowering our future expense run rate.”

Organizational Update
Melanie Dressel commented, “We continue to pursue initiatives designed to improve our operating efficiency without sacrificing our core value of providing customer satisfaction. We have completed the planned consolidations of overlapping locations as a result of the West Coast acquisition, and currently operate 140 branches throughout our footprint. We have also taken a strategic look at where our branches should be to best serve our customers efficiently and effectively. As a result, during the first quarter we relocated a branch in Bellevue and a branch in Federal Way to new locations. In addition, during the second quarter we will merge two of our Tacoma branches."
Conference Call
Columbia's management will discuss the first quarter 2014 results on a conference call scheduled for Thursday, April 24, 2014 at 1:00 p.m. PST (4:00 pm EST). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #22707799.

A conference call replay will be available from approximately 5:00 p.m. PST on April 24, 2014 through midnight PST on May 1, 2014. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #22707799.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the seventh consecutive year, the bank was named in 2013 as one of Puget Sound Business Journal's "Washington's Best Workplaces."

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of

Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
	2014		2013
Earnings	(dollars in thousands except per share amounts)
Net interest income	$73,940		$53,482
Recapture of provision for loan and lease losses	$(500)		$(1,000)
Provision for losses on covered loans, net (1)	$2,422		$980
Noninterest income	$14,008		$1,658
Noninterest expense	$57,386		$38,049
Acquisition-related expense (included in noninterest expense)	$966		$723
Net income	$19,844		$12,176
Per Common Share
Earnings (basic)	$0.38		$0.31
Earnings (diluted)	$0.37		$0.31
Book value	$20.39		$19.32
Averages
Total assets	$7,143,759		$4,851,044
Interest-earning assets	$6,244,692		$4,336,978
Loans, including covered loans	$4,537,107		$2,962,559
Securities	$1,682,370		$1,051,657
Deposits	$5,901,838		$3,990,127
Core deposits	$5,637,926		$3,741,086
Interest-bearing deposits	$3,772,370		$2,740,100
Interest-bearing liabilities	$3,868,060		$2,771,743
Noninterest-bearing deposits	$2,129,468		$1,250,027
Shareholders' equity	$1,067,353		$768,390
Financial Ratios
Return on average assets	1.11%		1.02%
Return on average common equity	7.45%		6.43%
Average equity to average assets	14.94%		15.84%
Net interest margin	4.85%		5.06%
Efficiency ratio (tax equivalent)(2)	66.49%		68.68%

	March 31,				December 31,
Period end	2014		2013		2013
Total assets	$7,237,053		$4,905,011		$7,161,582
Covered assets, net	$274,896		$377,024		$289,790
Loans, excluding covered loans, net	$4,297,076		$2,621,212		$4,219,451
Allowance for noncovered loan and lease losses	$50,442		$51,119		$52,280
Securities	$1,671,594		$1,033,783		$1,696,640
Deposits	$6,044,416		$4,046,539		$5,959,475
Core deposits	$5,768,434		$3,796,574		$5,696,357
Shareholders' equity	$1,074,491		$769,660		$1,053,249
Nonperforming, noncovered assets
Nonaccrual loans	$36,397		$32,886		$34,015
Other real estate owned ("OREO") and other personal property owned ("OPPO")	15,924		12,000		23,918
Total nonperforming, noncovered assets	$52,321		$44,886		$57,933
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.21%		1.70%		1.37%
Nonperforming loans to period-end noncovered loans	0.85%		1.25%		0.81%
Nonperforming assets to period-end noncovered assets	0.75%		0.99%		0.84%
Allowance for loan and lease losses to period-end noncovered loans	1.17%		1.95%		1.24%
Allowance for loan and lease losses to nonperforming noncovered loans	138.59%		155.44%		153.70%
Net noncovered loan charge-offs	$1,338	(3)	$125	(4)	$3,124	(5)

(1) Provision(recapture) for losses on covered loans was partially offset by $1.9 million and $784 thousand in income recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended March 31, 2014 and 2013, respectively.

(2) Noninterest expense, excluding net benefit of operation of other real estate and other personal property, FDIC clawback liability and acquisition-related expenses, divided by the sum of (1)net interest income on a tax equivalent basis, excluding incremental accretion income on the acquired loan portfolio, premium amortization on acquired securities, interest reversals on nonaccrual loans, and prepayment expenses on FHLB advances, and (2)noninterest income on a tax equivalent basis, excluding gain/loss on investment securities and the change in FDIC loss-sharing asset.

(3) For the three months ended March 31, 2014.
(4) For the three months ended March 31, 2013.
(5) For the twelve months ended December 31, 2013.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	March 31,		December 31,
	2014		2013
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,601,676	37.3%	$1,561,782	37.0%
Real estate:
One-to-four family residential	105,141	2.4%	108,317	2.6%
Commercial and multifamily residential	2,113,609	49.3%	2,080,075	49.2%
Total real estate	2,218,750	51.7%	2,188,392	51.8%
Real estate construction:
One-to-four family residential	57,310	1.3%	54,155	1.3%
Commercial and multifamily residential	130,809	3.0%	126,390	3.0%
Total real estate construction	188,119	4.3%	180,545	4.3%
Consumer	351,255	8.2%	357,014	8.5%
Subtotal loans	4,359,800	101.5%	4,287,733	101.6%
Less: Net unearned income	(62,724)	(1.5)%	(68,282)	(1.6)%
Total noncovered loans, net of unearned income	4,297,076	100.0%	4,219,451	100.0%
Less: Allowance for loan and lease losses	(50,442)		(52,280)
Noncovered loans, net	4,246,634		4,167,171
Covered loans, net of allowance for loan losses of ($20,129) and ($20,174), respectively	260,158		277,671
Total loans, net	$4,506,792		$4,444,842
Loans held for sale	$—		$735

	March 31,		December 31,
	2014		2013
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$2,225,212	36.8%	$2,171,703	36.4%
Interest bearing demand	1,188,109	19.7%	1,170,006	19.6%
Money market	1,545,802	25.6%	1,569,261	26.3%
Savings	530,112	8.8%	496,444	8.3%
Certificates of deposit less than $100,000	279,199	4.6%	288,943	4.9%
Total core deposits	5,768,434	95.5%	5,696,357	95.5%

Certificates of deposit greater than $100,000	191,175	3.1%	201,498	3.5%
Certificates of deposit insured by CDARS®	19,380	0.3%	19,488	0.3%
Brokered money market accounts	65,138	1.1%	41,765	0.7%
Subtotal	6,044,127	100.0%	5,959,108	100.0%
Premium resulting from acquisition date fair value adjustment	289		367
Total deposits	$6,044,416		$5,959,475

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	March 31,		December 31,
	2014		2013
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$14,712	$26	$12,093	$26
Noncovered	15,840	84	23,834	84
Total	$30,552	$110	$35,927	$110

	Three Months Ended
	March 31,
	2014	2013
OREO and OPPO Earnings Impact	(in thousands)
Net cost (benefit) of operation of noncovered OREO	$327	$(54)
Net benefit of operation of covered OREO	(181)	(2,447)
Net cost (benefit) of operation of OREO	$146	$(2,501)

Noncovered OPPO benefit, net	$(125)	$(104)
Covered OPPO cost, net	1	—
OPPO benefit, net (1)	$(124)	$(104)

(1) OPPO benefit, net is included in Other noninterest expense in the Consolidated Statements of Income.

The following table shows a summary of FDIC acquired loan accounting for the five most recent quarters:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(in thousands)
Expense to pre-tax earnings (1)	$(752)	$(1,248)	$(3,362)	$(3,149)	$(2,249)

Balance sheet components:
Covered loans, net of allowance	$260,158	$277,671	$302,160	$338,661	$363,213
Covered OREO	14,712	12,093	12,730	12,854	13,811
FDIC loss-sharing asset	36,837	39,846	53,559	67,374	83,115

(1) For details of the components of expense to pre-tax earnings related to FDIC acquired loan accounting, see previous table entitled "FDIC Acquired Loan Activity."

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
	(dollars in thousands except per share)
Earnings
Net interest income	$73,940	$77,209	$80,415	$79,989	$53,482
Provision (recapture) for loan and lease losses	$(500)	$(2,100)	$4,260	$2,000	$(1,000)
Provision (recapture) for losses on covered loans	$2,422	$(1,582)	$(947)	$(1,712)	$980
Noninterest income	$14,008	$10,612	$7,622	$6,808	$1,658
Noninterest expense	$57,386	$63,619	$64,714	$64,504	$38,049
Acquisition-related expense (included in noninterest expense)	$966	$7,910	$7,621	$9,234	$723
Net income	$19,844	$19,973	$13,276	$14,591	$12,176
Per Common Share
Earnings (basic)	$0.38	$0.39	$0.26	$0.28	$0.31
Earnings (diluted)	$0.37	$0.38	$0.25	$0.28	$0.31
Book value	$20.39	$20.50	$20.35	$20.07	$19.32
Averages
Total assets	$7,143,759	$7,192,084	$7,048,864	$7,110,957	$4,851,044
Interest-earning assets	$6,244,692	$6,269,894	$6,101,960	$6,284,281	$4,336,978
Loans, including covered loans	$4,537,107	$4,504,587	$4,504,040	$4,571,181	$2,962,559
Securities	$1,682,370	$1,662,720	$1,512,292	$1,665,180	$1,051,657
Deposits	$5,901,838	$6,003,657	$5,837,018	$5,824,802	$3,990,127
Core deposits	$5,637,926	$5,735,099	$5,558,246	$5,526,238	$3,741,086
Interest-bearing deposits	$3,772,370	$3,839,060	$3,805,260	$3,986,581	$2,740,100
Interest-bearing liabilities	$3,868,060	$3,886,126	$3,898,997	$4,161,095	$2,771,743
Noninterest-bearing deposits	$2,129,468	$2,164,597	$2,031,758	$1,838,221	$1,250,027
Shareholders' equity	$1,067,353	$1,056,694	$1,036,134	$1,051,380	$768,390
Financial Ratios
Return on average assets	1.11%	1.11%	0.75%	0.82%	1.02%
Return on average common equity	7.45%	7.57%	5.13%	5.56%	6.43%
Average equity to average assets	14.94%	14.69%	14.70%	14.79%	15.84%
Net interest margin	4.85%	5.03%	5.37%	5.19%	5.06%
Efficiency ratio (tax equivalent)	66.49%	64.83%	66.59%	65.54%	68.68%
Period end
Total assets	$7,237,053	$7,161,582	$7,150,297	$7,070,465	$4,905,011
Covered assets, net	$274,896	$289,790	$314,898	$351,545	$377,024
Loans, excluding covered loans, net	$4,297,076	$4,219,451	$4,193,732	$4,181,018	$2,621,212
Allowance for noncovered loan and lease losses	$50,442	$52,280	$55,844	$51,698	$51,119
Securities	$1,671,594	$1,696,640	$1,602,484	$1,541,039	$1,033,783
Deposits	$6,044,416	$5,959,475	$5,948,967	$5,747,861	$4,046,539
Core deposits	$5,768,434	$5,696,357	$5,662,958	$5,467,899	$3,796,574
Shareholders' equity	$1,074,491	$1,053,249	$1,045,797	$1,030,674	$769,660
Nonperforming, noncovered assets
Nonaccrual loans	$36,397	$34,015	$35,961	$43,610	$32,886
OREO and OPPO	15,924	23,918	23,641	24,423	12,000
Total nonperforming, noncovered assets	$52,321	$57,933	$59,602	$68,033	$44,886
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.21%	1.37%	1.41%	1.62%	1.70%
Nonperforming loans to period-end noncovered loans	0.85%	0.81%	0.86%	1.04%	1.25%
Nonperforming assets to period-end noncovered assets	0.75%	0.84%	0.87%	1.01%	0.99%
Allowance for loan and lease losses to period-end noncovered loans	1.17%	1.24%	1.33%	1.24%	1.95%
Allowance for loan and lease losses to nonperforming noncovered loans	138.59%	153.70%	155.29%	118.55%	155.44%
Net noncovered loan charge-offs	$1,338	$1,464	$114	$1,421	$125

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
	2014	2013
	(in thousands except per share)
Interest Income
Loans	$65,541	$48,028
Taxable securities	6,752	4,234
Tax-exempt securities	2,618	2,298
Federal funds sold and deposits in banks	14	201
Total interest income	74,925	54,761
Interest Expense
Deposits	752	1,089
Federal Home Loan Bank advances	114	71
Other borrowings	119	119
Total interest expense	985	1,279
Net Interest Income	73,940	53,482
Recapture of provision for loan and lease losses	(500)	(1,000)
Provision for losses on covered loans, net	2,422	980
Net interest income after provision (recapture) for loan and lease losses	72,018	53,502
Noninterest Income
Service charges and other fees	12,936	7,594
Merchant services fees	1,870	1,851
Investment securities gains, net	223	370
Bank owned life insurance	965	698
Change in FDIC loss-sharing asset	(4,819)	(10,483)
Other	2,833	1,628
Total noninterest income	14,008	1,658
Noninterest Expense
Compensation and employee benefits	31,338	21,653
Occupancy	8,244	4,753
Merchant processing	980	857
Advertising and promotion	769	870
Data processing and communications	3,520	2,580
Legal and professional fees	2,169	2,050
Taxes, licenses and fees	1,180	1,387
Regulatory premiums	1,176	857
Net cost (benefit) of operation of other real estate	146	(2,501)
Amortization of intangibles	1,580	1,029
Other	6,284	4,514
Total noninterest expense	57,386	38,049
Income before income taxes	28,640	17,111
Provision for income taxes	8,796	4,935
Net Income	$19,844	$12,176
Earnings per common share
Basic	$0.38	$0.31
Diluted	$0.37	$0.31
Dividends paid per common share	$0.12	$0.10
Weighted average number of common shares outstanding	51,097	39,348
Weighted average number of diluted common shares outstanding	52,433	39,351

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			March 31,	December 31,
			2014	2013
			(in thousands)
ASSETS
Cash and due from banks			$191,706	$165,030
Interest-earning deposits with banks			45,083	14,531
Total cash and cash equivalents			236,789	179,561
Securities available for sale at fair value (amortized cost of $1,644,805 and $1,680,491, respectively)			1,639,370	1,664,111
Federal Home Loan Bank stock at cost			32,224	32,529
Loans held for sale			—	735
Loans, excluding covered loans, net of unearned income of ($62,724) and ($68,282), respectively			4,297,076	4,219,451
Less: allowance for loan and lease losses			50,442	52,280
Loans, excluding covered loans, net			4,246,634	4,167,171
Covered loans, net of allowance for loan losses of ($20,129) and ($20,174), respectively			260,158	277,671
Total loans, net			4,506,792	4,444,842
FDIC loss-sharing asset			36,837	39,846
Interest receivable			23,600	22,206
Premises and equipment, net			156,836	154,732
Other real estate owned ($14,712 and $12,093 covered by FDIC loss-share, respectively)			30,552	35,927
Goodwill			343,952	343,952
Other intangible assets, net			24,273	25,852
Other assets			205,828	217,289
Total assets			$7,237,053	$7,161,582
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$2,225,212	$2,171,703
Interest-bearing			3,819,204	3,787,772
Total deposits			6,044,416	5,959,475
Federal Home Loan Bank advances			6,597	36,606
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			86,549	87,252
Total liabilities			6,162,562	6,108,333
Commitments and contingent liabilities
	March 31,	December 31,
	2014	2013
Preferred stock (no par value)
Authorized shares	2,000	2,000
Issued and outstanding	9	9	2,217	2,217
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	52,600	51,265	861,125	860,562
Retained earnings			216,192	202,514
Accumulated other comprehensive loss			(5,043)	(12,044)
Total shareholders' equity			1,074,491	1,053,249
Total liabilities and shareholders' equity			$7,237,053	$7,161,582

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended March 31,			Three Months Ended March 31,
	2014			2013
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, excluding covered loans, net (1) (3)	$4,248,105	$54,946	5.17%	$2,559,177	$33,163	5.18%
Covered loans, net (2)	289,002	10,952	15.16%	403,382	14,992	14.87%
Taxable securities	1,329,679	6,752	2.03%	782,158	4,234	2.17%
Tax exempt securities (3)	352,691	4,109	4.66%	269,499	3,566	5.29%
Interest-earning deposits with banks and federal funds sold	25,215	14	0.23%	322,761	201	0.25%
Total interest-earning assets	6,244,692	$76,773	4.92%	4,336,977	$56,156	5.18%
Other earning assets	126,924			80,604
Noninterest-earning assets	772,143			433,463
Total assets	$7,143,759			$4,851,044
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$503,129	$362	0.29%	$482,644	$580	0.48%
Savings accounts	513,911	13	0.01%	326,760	16	0.02%
Interest-bearing demand	1,168,708	109	0.04%	839,716	179	0.09%
Money market accounts	1,586,622	268	0.07%	1,090,980	314	0.12%
Total interest-bearing deposits	3,772,370	752	0.08%	2,740,100	1,089	0.16%
Federal Home Loan Bank advances	70,690	114	0.65%	6,643	71	4.26%
Other borrowings	25,000	119	1.90%	25,000	119	1.90%
Total interest-bearing liabilities	3,868,060	$985	0.10%	2,771,743	$1,279	0.18%
Noninterest-bearing deposits	2,129,468			1,250,028
Other noninterest-bearing liabilities	78,878			60,883
Shareholders’ equity	1,067,353			768,390
Total liabilities & shareholders’ equity	$7,143,759			$4,851,044
Net interest income		$75,788			$54,877
Net interest margin			4.85%			5.06%

(1)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $983 thousand and $661 thousand for the three months ended March 31, 2014 and 2013, respectively. The accretion of net unearned discounts on certain acquired loans was $5.8 million and $1.1 million for the three months ended March 31, 2014 and 2013, respectively.

(2)
Incremental accretion on acquired impaired loans is included in covered loan interest earned. The incremental accretion income on acquired impaired loans was $6.5 million and $8.4 million for the three months ended March 31, 2014 and 2013, respectively.

(3)
Yields on a fully tax equivalent basis, based on a marginal tax rate of 35% for 2013 and 36% for 2014. The tax equivalent yield adjustment to interest earned on noncovered loans was $357 thousand and $127 thousand for the three months ended March 31, 2014 and 2013, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.5 million and $1.3 million for the three months ended March 31, 2014 and 2013, respectively.

Non-GAAP Financial Measures

The Company considers operating net interest margin to be an important measurement as it more closely reflects the ongoing operating performance of the Company. Despite the importance of the operating net interest margin to the Company, there is no standardized definition for it and, as a result, the Company's calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of this measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following table reconciles the Company's calculation of the operating net interest margin to the net interest margin:

	Three Months Ended March 31,
	2014	2013

Net interest margin	4.85%	5.06%
Adjustments to net interest margin to arrive at operating net interest margin:
Incremental accretion income on FDIC acquired impaired loans	(0.41)%	(0.77)%
Incremental accretion income on other FDIC acquired loans	(0.01)%	(0.10)%
Incremental accretion income on other acquired loans	(0.36)%	—%
Premium amortization on acquired securities	0.10%	—%
Interest reversals on nonaccrual loans	0.02%	0.02%
Operating net interest margin	4.19%	4.21%